Exhibit 6.15

LIMITED LIABILITY COMPANY AMENDED

& RESTATED OPERATING AGREEMENT

for 2360 Tredway Properties, LLC

A Manager Managed Limited Liability Company

A. THIS AMENDED AND RESTATED OPERATING AGREEMENT of 2360 Tredway Properties, LLC (the “Company”) is entered into as of the Effective Date of June 3rd, 2019 by each of the persons named in Schedule 1 hereto (referred to individually as a Member and collectively as the Members)

B. The Members have formed a limited liability company under the Georgia Limited Liability Company Act. The articles of organization filed with the Georgia Secretary of State are hereby adopted and approved by the Members.

C. The Members enter into this agreement to provide for the governance of the Company and the conduct of its business, and to specify their relative rights and obligations.

NOW THEREFORE, the Members agree as follows:

SECTION 1 THE LIMITED LIABILITY COMPANY

1.1 Formation. Effective June 3, 2019, the Members form a limited liability company under the name 2360 Tredway Properties, LLC (the “Company”) on the terms and conditions in this Operating Agreement (the “Agreement”) and pursuant to the Limited Liability Company Act of the State of Georgia (the “Act”).

The Members agree to file with the appropriate agency within the State of Georgia charged with processing and maintaining such records all documentation required for the formation of the Company. The rights and obligations of the parties are as provided in the Act except as otherwise expressly provided in this Agreement.

1.2 Name. The business of the Company will be conducted under the name 2360 Tredway Properties, LLC.

1.3 Purpose. The purpose of the Company is to engage in a single held asset for a 98-Unit Apartment Community in Macon, Georgia known The Oaks North, LP.

1.4 Office. The Company will maintain its principal business office within the State of Georgia, or such other place as the designated Manager may decide upon.

1.5 Registered Agent. Walter Dees is the Company’s initial registered agent in the State of Georgia at 7183 Flagston Pl, Union City, GA, 30291.

1.6 Term. The term of the Company commences on June 3, 2019, and shall continue perpetually unless sooner terminated as provided in this Agreement.

1.7 Names and Addresses of Members. The Members’ names and addresses are attached as Schedule 1 to this Agreement.

1.8 Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the prior written consent of the Manager.

1.9 Manager. The Members designate Jermaine Morrison (p/k/a Jay Morrison) of JMREP 28, LLC, as the Co-Manager of the Company and EJ Hawkins of Alchemy Real Estate Investment Group, LLC.

1.10 Management Structure. Co-manager EJ Hawkins will be responsible for the daily operations of 2360 Tredway Properties. All decisions outside of the daily operations will be discussed with managers and put to a vote. All matters concerning the budget and repairs under 2360 Tredway Properties should voted on. Co-manager EJ Hawkins will have one vote. Co-manager Jay Morrison will have two votes.

SECTION 2 CAPITAL CONTRIBUTIONS

2.1 Initial Contributions. The Members initially shall contribute to the Company’s capital as described below:

The member JMREP 28, LLC (“JMREP 28”) will contribute $550,000 for 40% ownership in the entity. The member Alchemy Real Estate Investment Group LLC (“Alchemy”) will contribute a total of $755,000 for 60% ownership in the entity. Alchemy’s total contribution shall be comprised of $655,000 as cash contributed on or before July 3, 2019. Inclusive within this initial $655,000 capital contributed by Alchemy is the funding of an interest reserve account for the benefit of a loan on the subject property. As the payment of loan interest is a normal operating expense of the venture, Alchemy will be credited for advancing this interest reserve for the benefit of the venture. Beginning in July 2019 and continuing for 5 months following (through December 2019), $20,000 per month shall be transferred from the project’s operating account to the repair escrow account to be held by JMREP 28 until a total of $120,000 has been so transferred. This shall partially satisfy Alchemy’s obligation to fund $220,000 into the repair escrow. The remaining $100,000 to be placed into the repairs escrow account on dates described below.

Alchemy will be responsible for an additional contribution of $100,000 in a repair escrow account to be controlled and distributed by JMREP 28. The schedule of contributions will be as follows:

$25,000 on or before September 1, 2019

$25,000 on or before November 1, 2019

$50,000 on or before February 1, 2020

In the event Alchemy fails to fund the repair escrow pursuant to the terms outlined above, or Alchemy or any Guarantor (Alchemy, EJ Hawkins, Melissa Theodule, or Ahman Dolphin) of JMREP 28 defaults on any of their obligations contained in this agreement or a guaranty document executed for the benefit of JMREP 28, then the ownership percentages of the Members shall change to increase JMREP 28 ownership to 60% and decrease Alchemy’s ownership to 40%.

All distributions from the repair escrow account including the contribution designated for initial repairs will need approval by the Manager of the JMREP 28. In the event, there are residual funds in the repair escrow account upon the dissolution or liquidation of the asset, such residual funds shall be returned to Alchemy.

2.2 Additional Contributions. No Member shall be obligated to make any additional contribution to the Company’s capital without the prior written consent of the Manager.

There will be a loan against the property from Triumph Capital in the amount of $2,902,500. The allocation of profits and losses will be detailed in Section 3.

2.3 No Interest on Capital Contributions. Members are not entitled to interest or other compensation for or on account of their capital contributions for or on account of their capital contributions to the Company except to the extent, if any, approved in writing by the Manager.

SECTION 3 ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

3.1 Profits/Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Members as approved by the Manager in writing and as amended from time to time in accordance with U.S. Department of the Treasury Regulation 1.7041.

3.2 Distributions. The Manager shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Manager.

3.3 Distributions in liquidation of the Company or in liquidation of a Member’s interest shall be made in accordance with the positive capital account balances pursuant to U.S. Department of the Treasury Regulation 1.704.1(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in U.S. Department of the Treasury Regulation 1.704.1(b)(2)(ii)(d).

3.4 (A) Origination Fee. JMREP 28, LLC shall receive a 3% ($16,500.00 USD) origination fee to be paid at closing.

3.5 No Right to Demand Return of Capital. No Member has any right to any return of capital or other distribution except as expressly provided in this Agreement. No Member has any drawing account in the Company.

SECTION 4 INDEMNIFICATION

The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “nolo Contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

SECTION 5 COMPANY MANAGEMENT

5.1 Management of Company. The Co-managers of the company shall be Jermaine Morrison of JMREP 28, LLC and EJ Hawkins of Alchemy Real Estate Investment Group, LLC.

5.1.1 The operations of the Company shall be managed by the Manager designated by the Members (hereinafter referred to as the “Manager”, which term shall include any successor Manager hereinafter named or designated hereunder). The Manager, within the authority granted by the Act and the terms of this Agreement shall have the sole/complete power and authority to manage and operate the Company and make all decisions affecting its business and affairs. Including but not limited to:

(A) Enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company;

(B) Borrow money for and on behalf of the Company to cover the costs and expenses of the Company or for any other Company purposes;

(C) Prepay in whole or in part, refinance, recast, increase, modify, or extend mortgages affecting real property owned by the Company, and in connection therewith execute any extensions, renewals or modifications of any mortgage or deed of trust on real property owned by the Company;

(D) Enter into, perform, deliver and carry out contracts, certificates and instruments of any kind, including but not limited to giving receipts, releases and discharges with respect to the Company’s business and any matters incident thereto as the Manager may deem advisable or appropriate for the accomplishment of the purposes of the Company;

(E) Purchase, at the reasonable expense of the Company, liability and other insurance to protect the Company’s properties and business and the Members;

(F) Employ Persons in the operation and management of the business of the Company including, without limitation, attorneys, accountants, independent contractors, mortgage bankers, management and leasing agents, insurance brokers, real estate brokers, engineers, architects, contractors and consultants;

(G) Make any and all reasonable expenditures which the Manager, in his discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of their obligations and responsibilities under this Agreement, including, without limitation, all operating costs, and other related expenses incurred in connection with the organization and operation of the Company and the Manager shall insure that operating costs and such related expenses are timely paid or provision for the payment thereof is timely undertaken;

(H) Bring, defend, pay, extend, renew, modify, adjust, submit to arbitration, prosecute or compromise any obligation, suit, liability, cause of action or claim with respect to the Company; and

(I) Engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes of the Company.

5.1.2 Except as otherwise provided in this Agreement, all decisions and documents relating to the management and operation of the Company shall be made and executed by the Manager.

5.1.3 Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Manager to manage and operate the business and affairs of the Company.

5.2 Decisions by Members. Whenever in this Agreement reference is made to the decision, consent, approval, judgment, or action of the Members, unless otherwise expressly provided in this Agreement, such decision, consent, approval, judgment, or action shall mean the Manager.

5.3 No Management Authority. JMREP 28 and Alchemy and any subsequent admitted member shall take part in the day-to-day management, operation but only the Manager shall have control of the business and affairs of the Company or have any right, power, or authority to act for or on behalf of or to bind the Company or transact any business in the name of the Company. The Members shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof.

5.4 Withdrawal by a Member. A Member has no power to withdraw from the Company, except as otherwise provided in Section 8.

5.5 Distributable cash flows:

(a) JMREP 28 will receive 60% of the operational cash flow and Alchemy 40% of the operational cash flow until JMREP 28 has received total distributions equal to its $550,000 from any distribution source.

(b) JMREP 28 will receive 100% of all capital transactions net cash flows (proceeds from a debt refinancing and/or sale of the property) until JMREP 28 has received the cumulative distribution equal to its $550.000 or the initial capital contribution from any distribution source.

(c) After JMREP 28 has received cumulative distributions equal to $550,000 from any source, all future distributions shall be made and aligned with the ownership interest with Alchemy shares being 60% and JMREP 28 shares being 40%.

SECTION 6 SALARIES, REIMBURSEMENT, AND PAYMENT OF EXPENSES

6.1 Organization Expenses. All expenses incurred in connection with the organization of the Company will be paid by the Company with the exception of the expenses for July 2019. Alchemy shall be solely responsible for any operating expense shortfall, including the funding of the $20,000 repair escrow transfer, for the initial month of July 2019.

6.2 Salary. No salary will be paid to a Member for the performance of his or her duties under this Agreement unless the salary has been approved in writing by a Manager.

6.3 Legal and Accounting Services. The Company may obtain legal and accounting services to the extent reasonably necessary for the conduct of the Company’s business.

SECTION 7 BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

7.1 Method of Accounting. The Company will use the method of accounting previously determined by the Manager for financial reporting and tax purposes.

7.2 Fiscal Year; Taxable Year. The fiscal year and the taxable year of the Company is the calendar year.

7.3 Capital Accounts. The Company will maintain a Capital Account for each Member on a cumulative basis in accordance with federal income tax accounting principles.

7.4 Banking. All funds of the Company will be deposited in a separate bank account or in an account or accounts of a savings and loan association in the name of the Company as determined by a Manager. Company funds will be invested or deposited with an institution, the accounts or deposits of which are insured or guaranteed by an agency of the United States government. JMREP 28, Alchemy or any other admitted Member shall not have signatory authority on any bank account opened for the Company or subsidiary or the Company.

JMREP 28, Alchemy, or any other admitted member may not open or close any bank account on behalf of the Company. Only the Co-managers shall have signatory on all Company bank accounts. Jermaine Morrison and EJ Hawkins are the only individuals authorized to open and close bank accounts in the name of the company. The Co-managers may designate an authorized agent to open bank accounts on behalf of the company and/or have signatory authority.

SECTION 8 TRANSFER OF MEMBERSHIP INTEREST

8.1 Sale or Encumbrance Prohibited. Except as otherwise permitted in this Agreement, no Member may voluntarily or involuntarily transfer, sell, convey, encumber, pledge, assign, or otherwise dispose of (collectively, “Transfer”) an interest in the Company without the prior written consent of the Manager.

8.2 Substituted Parties. Any transfer in which the Transferee becomes a fully substituted

Member is not permitted unless and until:

(1) The transferor and assignee execute and deliver to the Company the documents and instruments of conveyance necessary or appropriate in the opinion of counsel to the Company to effect the transfer and to confirm the agreement of the permitted assignee to be bound by the provisions of this Agreement; and

(2) The transferor furnishes to the Company an opinion of counsel, satisfactory to the Company, that the transfer will not cause the Company to terminate for federal income tax purposes or that any termination is not adverse to the Company or the other Members.

8.4 Death, Incompetency, or Bankruptcy of Member. On the death, adjudicated incompetence, or bankruptcy of a Member, the successor in interest to the Member (whether an estate, bankruptcy trustee, or otherwise) will receive only the economic right to receive distributions whenever made by the Company and the Member’s allocable share of taxable income, gain, loss, deduction, and credit (the “Economic Rights”) unless and until a majority of the other Members determined on a per capita basis admit the transferee as a fully substituted Member in accordance with the provisions of Section 8.3.

8.4.1 Any transfer of Economic Rights pursuant to Section 8.4 will not include any right to participate in management of the Company, including any right to vote, consent to, and will not include any right to information on the Company or its operations or financial condition. Following any transfer of only the Economic Rights of a Member’s Interest in the Company, the transferring Member’s power and right to vote or consent to any matter submitted to the Members will be eliminated, and the Ownership Interests of the remaining Members, for purposes only of such votes, consents, and participation in management, will be proportionately increased until such time, if any, as the transferee of the Economic Rights becomes a fully substituted Member.

SECTION 9 DISSOLUTION, LIQUIDATION AND WINDING UP OF THE COMPANY

9.1 Dissolution. Dissolution of the Company will occur upon the happening of any of the following events: (i) Written consent of Jermaine Morrison; (ii) the required dissolution of the Company; (iii) upon the sale of all or substantially all of the Company’s assets; or (iv) the conversion of the Company into a corporation or other Person. The foregoing provides all methods available for the dissolution of the Company and, unless prohibited under the provisions of the Act, no Member shall be permitted to bring a proceeding for a judicial dissolution of the Company whether pursuant to the provisions of the Act or otherwise.

9.2 Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Liquidation of the Company will be accomplished in a businesslike manner by the Manager(s) or such Person(s) or designated by the Manager(s), which Person(s) shall be entitled to reasonable compensation therefor. Distribution of the Company’s assets shall be carried out as follows upon Liquidation:

(a) First, to creditors, including Members and Economic Interest Owners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than amounts owed to former Members or former Economic Interest Owners;

(b) Next, to the Manager to the extent there are still assets available, in payment of any amounts owed to him, pursuant to the provisions;

(c) Next, to JMREP 28 to repay any Capital Contribution not previously returned; and

(d) Finally, to the extent there are still assets available, first to the Members and Economic Interest Owners to repay any Capital Contributions not previously returned to the Members and then to each of the Members and Economic Interest Owners as stipulated by the Manager.

9.3 Articles of Cancellation. Within ninety (90) days following the Dissolution of the Company and the commencement of winding up of its business, the Company will file Articles of Cancellation (to cancel the Articles) with the Department under the Act. At such time, the Company will also file an application for withdrawal of its Certificate of Authority in any jurisdiction where it is then qualified to do business.

9.4 Winding Up. On the dissolution of the Company (if the Company is not continued), the Members must take full account of the Company’s assets and liabilities, and the assets will be liquidated as promptly as is consistent with obtaining their fair value, and the proceeds, to the extent sufficient to pay the Company’s obligations with respect to the liquidation, will be applied and distributed, after any gain or loss realized in connection with the liquidation has been allocated in accordance with Section 3 of this Agreement, and the Members’ Capital Accounts have been adjusted to reflect the allocation and all other transactions through the date of the distribution, in the following order:

9.4.1 To payment and discharge of the expenses of liquidation and of all the Company’s debts and liabilities to persons or organizations other than Member To the payment and discharge of any Company debts and liabilities owed to Members; and

9.4.2 To Members in the amount of their respective adjusted Capital Account balances on the date of distribution; provided, however, that any then outstanding Default Advances (with interest and costs of collection) first must be repaid from distributions otherwise allocable to the Defaulting Member.

SECTION 10 GENERAL PROVISIONS

10.1 Amendments. Amendments to this Agreement may be proposed by any Member. A proposed amendment will be adopted and become effective as an amendment only on the written approval of Manager.

10.2 Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Georgia (without regard to principles of conflicts of law).

10.3 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the Members with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the members other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement will be binding on any Member unless in writing and signed by the Manager.

10.4 Attorney Fees. In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement) each party is responsible for their own attorney fees.

10.5 Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

10.6 Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

10.7 Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement

10.8 Notices. All notices required to be given by this Agreement will be in writing and will be effective when actually delivered or, if mailed, when deposited as certified mail, postage prepaid, directed to the addresses first shown above for each Member or to such other address as a Member may specify by notice given in conformance with these provisions to the other Members.

IN WITNESS WHEREOF, the parties to this Agreement execute this Operating Agreement as of the Effective Date and year first above written:

Name:
Authorized Representative of JMREP 28, LLC

Name:
Authorized Representative of Alchemy Real Estate Investment Group LLC

SCHEDULE 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR 2360 Tredway Properties, LLC

LISTING OF MEMBERS As of the 3rd day of June of 2019

the following is a list of Members of the Company:

NAME: ADDRESS:

JMREP 28, LLC

3355 Lenox Road NE #750, Atlanta, GA 303026, USA

Alchemy Real Estate Investment Group LLC

1053 Colorado Boulevard, Los Angeles, CA 90041, USA

SCHEDULE 2:

Listing of Capital Contributions/Ownership

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR 2360 Tredway Properties, LLC

Pursuant to ARTICLE 2, the Members’ initial contribution to the Company capital is stated as follows:

NAME: % OWNERSHIP: CONTRIBUTIONS:

JMREP 28, LLC 40%: $550,000.00

Alchemy Real Estate Investment Group LLC, 60%; $755,000.00